CMA Muni-State Municipal Series Trust
Series Number: 9
File Number: 811-5011
CIK Number: 810598
CMA Connecticut Municipal Money Fund
For the Period Ending: 03/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/02/2001	$ 15,000	Connecticut State Dev Auth	3.00%	05/24/2001
04/16/2001	17,300	Puerto Rico Comwlth	2.95	12/01/2015
04/17/2001	1,400	Connecticut State Hsg Fin Auth	5.00	11/15/2028
04/23/2001	5,000	Connecticut State Health & Edl	5.00	07/01/2027
05/04/2001	3,000	Puerto Rico Comwlth	2.95	12/01/2015
05/15/2001	9,000	Puerto Rico Comwlth	2.95	12/01/2015
05/24/2001	1,100	Connecticut State Health & Edl	5.00	07/01/2027
05/24/2001	15,000	Connecticut State Dev Auth	2.75	05/30/2001
05/29/2001	4,000	Puerto Rico Comwlth	2.95	12/01/2015
05/30/2001	15,000	Connecticut State Dev Auth	2.90	07/02/2001
07/02/2001	15,000	Connecticut State Dev Auth	2.25	08/13/2001
08/13/2001	15,000	Connecticut State Dev Auth	2.35	10/01/2001
09/21/2001	8,500	Connecticut State Health & Edl	5.00	07/01/2027
10/01/2001	15,000	Connecticut State Dev Auth	2.10	11/19/2001
11/19/2001	15,000	Connecticut State Dev Auth	1.60	12/12/2001
12/12/2001	15,000	Connecticut State Dev Auth	1.35	02/05/2002
12/18/2001	4,500	Connecticut State Ser	5.00	07/01/2022
12/18/2001	5,000	Connecticut State Ser	5.00	07/01/2022
12/18/2001	2,100	Connecticut State Health & Edl	5.00	07/01/2030
02/05/2002	10,000	Connecticut State Dev Auth	1.15	04/03/2002
02/05/2002	5,000	Connecticut State IDA New England	1.20	04/03/2002
02/15/2002	8,100	Puerto Rico Comwlth	2.95	12/01/2015

Last Updated on 05/29/2002
By Win95 User